Exhibit No. 4.2

AUTOMATIC INVESTMENT AGREEMENT

FOR QUALIFIED PURCHASERS

CONCREIT FUND I LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS AUTOMATIC INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of ________, 201__, by and between the undersigned, a member of the Company at the time this Agreement is executed (the “Investor Member,” or “you”) and Concreit Fund I LLC, a Delaware limited liability company (the “Company,” “Concreit,” “we,” or “us”).

WHEREAS, the subject to the terms and conditions of this Agreement, the Investor Member wishes to subscribe for investor shares (“Investor Shares”) offered pursuant to the offering circular, dated as of [________] (“Offering Circular”) through the Auto-Invest Function, as set forth in Section 1 of this Agreement.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Automatic Investment Function

1.1 Each Investor Member, by checking the box on the signature page of this Agreement enters into the automatic investment function (the “Auto-Invest Function”) of the Company. The Auto-Invest Function permits the Company to periodically pull funds from the Investor Member via ACH, in the frequency and amount as indicated by the Investor Member via the Concreit mobile application (the “Concreit App”). The Concreit App offers functionality whereby Investor Members, upon successful execution of this Agreement, can indicate the amount and frequency of investments.

1.2 Investor Members may only subscribe for the Auto-Invest Function if the Investor Member already owns Investor Shares of the Company as of the date of the execution of this Agreement.

1.3 Investor Members may terminate the Auto-Invest Function at any time by providing notice at least 5 business days prior to the date the Investor Member desires to terminate the Auto-Invest Function via the Concreit App.

2 Investor Shares

2.1 By subscribing for Investor Shares, the Investor Member will purchase Investor Shares offered under the Offering Circular, in the amount and frequency indicated by the Investor Member. The Investor Shares offered under the Offering Circular are subject to the maximum offering amount of $50,000,000 for each 12-month period.

3. Ownership Limitations

3.1 The Investor Member understands, represents and warrants that:

(i) If the Investor Member does not qualify as an “accredited investor,” that the amount of Investor Shares being purchased by the Investor Member must not exceed 10% of the greater of the Investor Member’s annual income or net worth (for natural persons), or 10% of the greater of the Investor Member’s annual revenue or net assets at fiscal year-end (for non-natural persons); and

(ii) The Investor Member, pursuant to the terms of the operating agreement of the Company, as amended from time to time (the “Operating Agreement”), generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and as set forth in the Operating Agreement, either more than 9.8% in value or in number of our Investor Shares, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Operating Agreement will include additional restrictions on ownership, including ownership that would result in (i) us being “closely held” within the meaning of Section 856(h) of the Code, (ii) us failing to qualify as a REIT, (iii) causing any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such, or (iv) our shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Investor Member also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Investor Member’s ownership of our Investor Shares cannot cause any other person to violate the foregoing limitations on ownership.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor Member, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, as of the date set forth above.

Auto-Invest Function:   ☐     (if box checked, please indicate amount and frequency)

THE INVESTOR MEMBER

Print Name of Investor Member

Signature of Investor Member

Name of Person Signing on Behalf
(if applicable)

Title of Person

AGREED AND ACCEPTED BY

Concreit Fund I LLC

By: Concreit Fund Management LLC
a Delaware limited liability company

By:	Concreit Inc., Manager of Concreit Fund Management LLC a Delaware corporation

Name: Sean Hsieh
Title Chief Executive Officer